EXHIBIT 99.B15(b)


                          PRUDENTIAL GLOBAL FUND, INC.

                         Distribution and Service Plan
                                (Class B Shares)

                                  Introduction

     The Distribution and Service Plan (the Plan) set forth below which is designed to conform to the requirements of Rule 12b-1 under the Investment Company Act of 1940 (the Investment Company Act) and Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (NASD) has been adopted by Prudential Global Fund, Inc., (the Fund) and by Prudential Securities Incorporated (Prudential Securities), the Fund's distributor (the Distributor).

     The Fund has entered into a distribution agreement (the Distribution Agreement) pursuant to which the Fund will continue to employ the Distributor to distribute Class B shares issued by the Fund (Class B shares). Under the Distribution Agreement, the Distributor will be entitled to receive payments from investors of contingent deferred sales charges imposed with respect to certain repurchases and redemptions of Class B shares. Under the Plan, the Fund wishes to reimburse the Distributor for costs incurred by the Distributor in distributing Class B shares of the Fund and to pay the Distributor a service fee for maintenance of Class B shareholder accounts. A majority of the Board of Directors of the Fund including a majority who are not "interested persons" of the Fund (as defined in the Investment Company Act) and who have no


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direct or indirect financial interest in the operation of this Plan or any agreements related to it (the Rule 12b-1 Directors), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders. Expenditures under this Plan by the Fund for Distribution Activities (defined below) are primarily intended to result in the sale of Class B shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Investment Company Act.

     The purpose of the Plan is to create incentives to the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

                                    The Plan
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     The material aspects of the Plan are as follows:

1. Distribution Activities

     The Fund shall engage the Distributor to distribute Class B shares of the Fund and to service shareholder accounts using all of the facilities of the Prudential Securities distribution network including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and

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financial institutions as the Distributor may select, including Pruco Securities
Corporation (Prusec). Services provided and activities undertaken to distribute Class B shares of the Fund are referred to herein as "Distribution Activities."

2. Payment of Service Fee

     The Fund shall reimburse the Distributor for costs incurred by it in providing personal service and/or maintaining shareholder accounts at a rate not to exceed .25 of 1% per annum of the average daily net assets of the Class B shares (service fee). The Fund shall calculate and accrue daily amounts reimbursable by the Class B shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors may determine. Costs of the Distributor subject to reimbursement hereunder include account servicing fees and indirect and overhead costs associated with providing personal service and/or maintaining shareholder accounts.

3. Payment for Distribution Activities

     The Fund shall reimburse the Distributor at a rate which, together with the service fee (described in Section 2 hereof), shall not exceed 1% per annum of the average daily net assets of the Class B shares of the Fund for costs incurred by it in performing Distribution Activities. The Fund shall calculate and accrue daily amounts reimbursable by the Class B shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors may determine. Proceeds from contingent deferred sales charges will be applied to reduce the

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costs incurred in performing Distribution Activities. The Fund shall carry forward amounts reimbursable that are not paid because they exceed .75 of 1% per annum of the average daily net assets of the Class B shares of the Fund (Carry Forward Amounts) and shall pay such amounts with the .75 of 1% per annum payment rate limitation so long as this Plan, including any amendments hereto, is in effect, subject to the limitations of Article III, Section 26 of the NASD Rules of Fair Practice. Although the Fund is not liable for unreimbursed distribution expenses, in the event of termination or discontinuation of the Plan, the Board of Directors may consider the appropriateness of having the Class B shares of the Fund reimburse the Distributor for the then outstanding Carry Forward Amounts plus interest thereon to the extent permitted by applicable law or regulation from the effective date of the Plan.

     Amounts paid to the Distributor by the Class B shares of the Fund will not be used to pay the distribution expenses incurred with respect to the Class A shares of the Fund except that distribution expenses attributable to the Fund as a whole will be allocated to the Class B shares according to the ratio of the sale of Class B shares to the total sales of the Fund's shares over the Fund's fiscal year or such other allocation method approved by the Board of Directors. The allocation of distribution expenses among Classes will be subject to the review of the Board of Directors. Payments hereunder will be applied to distribution expenses in the order in which they are incurred, unless otherwise determined by the Board of Directors.


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     Costs of the Distributor subject to reimbursement hereunder are all costs of performing Distribution Activities and include, among others:

          (a) sales commissions (including trailer commissions) paid to, or on account of, account executives of the Distributor;

          (b) indirect and overhead costs of the Distributor associated with performance of distribution activities including central office and branch expenses;

          (c) amounts paid to Prusec in reimbursement of all costs incurred by Prusec in performing services under a selected dealer agreement between Prusec and the Distributor for sale of Class B shares of the Fund, including sales commissions and trailer commissions paid to, or on account of, agents and indirect and overhead costs associated with distribution activities:

          (d) advertising for the Fund in various forms through any available medium, including the cost of printing and mailing Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Fund;

          (e) sales commissions (including trailer commissions) paid to, or on account of, broker-dealers and other financial institutions (other than Prusec) which have entered into selected dealer agreements with the Distributor with respect to shares of the Fund;

          (f) to the extent permitted by law, interest on unreimbursed Carry Forward Amounts as defined in Section 3 at a rate equal to that paid by Prudential Securities for bank borrowings as such rate may vary from day to day, not to exceed that permitted under
               Article III, Section 26, of the NASD Rules of Fair Practice; and



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          (g)  unreimbursed distribution expenses incurred with respect to the sale of Class B shares which have been exchanged into the Fund.



4. Quarterly Reports; Additional Information

     An appropriate officer of the Fund will provide to the Board of Directors of the Fund for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board of Directors of the Fund such additional information as they shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

     The Distributor will inform the Board of Directors of the Fund of the commissions and account servicing fees to be paid by the Distributor to account executives of the Distributor and to broker-dealers and financial institutions which have selected dealer agreements with the Distributor.


5. Effectiveness; Continuation

     The Plan shall not take effect until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class B shares of the Fund.

     If approved by a vote of a majority of the outstanding voting securities of the Class B shares of the Fund, the Plan shall, unless earlier terminated in accordance with its terms, continue in



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full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board of Directors of the Fund and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

6. Termination

     This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class B shares of the Fund.

7. Amendments

     The Plan may not be amended to change the distribution expenses to be paid as provided for in Section 3 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class B shares of the Fund. All material amendments of the Plan, including the addition or deletion of categories of expenditures which are reimbursable hereunder, shall be approved by a majority of the Board of Directors of the Fund and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the Plan.

8. Non-interested Directors

     While the Plan is in effect, the selection and nomination of the Directors who are not "interested persons" of the Fund



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(non-interested Directors) shall be committed to the discretion of the non-interested Directors.

9. Records

     The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.



Dated as of January 22, 1990 and
amended and restated as of July 1, 1993.